Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

The Greenbrier Companies, Inc. and subsidiaries:

We consent to the incorporation by reference in the registration statements (Nos. 333-127922, 333-172933, 333-157593, 333-187887 and 333-195058) on Form S-8 and registration statements (Nos. 333-136014, 333-165924, and 333-207771) on Form S-3 of The Greenbrier Companies, Inc. and subsidiaries of our reports dated October 27, 2017, with respect to the consolidated balance sheets of The Greenbrier Companies, Inc. and subsidiaries as of August 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the years in the three-year period ended August 31, 2017, and the effectiveness of internal control over financial reporting as of August 31, 2017, which reports appear in the August 31, 2017 annual report on Form 10-K of The Greenbrier Companies, Inc. and subsidiaries.

Our report dated October 27, 2017, on the effectiveness of internal control over financial reporting as of August 31, 2017, contains an explanatory paragraph that states that management’s assessment of the effectiveness of internal control over financial reporting and our audit of internal control over financial reporting of The Greenbrier Companies, Inc. and subsidiaries’ excludes an evaluation of internal control over financial reporting of the controlling interest acquired in the Astra subsidiaries.

/s/ KPMG LLP

Portland, Oregon

October 27, 2017